Exhibit 99.1

PRESS RELEASE

For further information, contact:	Brian Stewart - President and Chief Executive Officer
(832) 562-3730

U.S. Well Services, LLC and USW Financing Corp. Announce Closing of Offering of 14.50% Senior Secured Notes Due 2017

HOUSTON, TX, April 11, 2013 - U.S. Well Services, LLC (the “Company”) and USW Financing Corp. (“USW” and together with the Company, the “Issuers”) announced today that they closed their offering of $12.0 million in aggregate principal amount of 14.50% Senior Secured Notes due 2017 (the “Notes”) on April 10, 2013. The Notes were offered as additional notes under the indenture pursuant to which the Issuers previously issued $85.0 million aggregate principal amount of Notes in February 2012. The previously issued notes and the additional notes issued in this offering constitute a single series of securities under the indenture and have the same terms except that (1) they will a have different issue date and issue price, (2) they will be subject to a separate registration rights agreement and (3) they will have a different CUSIP number number until they are exchanged for registered notes in accordance with the registration rights agreement.

The net proceeds from this offering will be used by the Company to purchase new equipment, including fracturing pumps and associated heavy equipment.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were offered only to “institutional accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About U.S. Well Services, LLC
The Company is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. The Company currently engages in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into a perforated well casing or tubing under high pressure causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.

Forward-Looking Statements
Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.